Exhibit 10.2

GUARANTEE AND COLLATERAL AGREEMENT

dated as of

April 2, 2018

among

INOVALON HOLDINGS, INC.,

THE GUARANTORS PARTY HERETO

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

TABLE OF CONTENTS
_________________

SCHEDULES:

Schedule 1	Equity Interests in Subsidiaries and Affiliates Owned by Original Grantors

Schedule 2	Other Investment Property Owned by Original Grantors

Schedule 3	Material Commercial Tort Claims

EXHIBITS:

Exhibit A	Guarantee and Collateral Agreement Supplement

Exhibit B	Copyright Security Agreement

Exhibit C	Patent Security Agreement

Exhibit D	Trademark Security Agreement

ii

GUARANTEE AND COLLATERAL AGREEMENT
This GUARANTEE AND COLLATERAL AGREEMENT dated as of April 2, 2018 is entered into among INOVALON HOLDINGS, INC., as Borrower, the GUARANTORS party hereto and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent.
WHEREAS, the Borrower is entering into the Credit Agreement described in Section 1 hereof, pursuant to which the Borrower intends to borrow Loans and obtain Letters of Credit for the purposes set forth therein;
WHEREAS, the Borrower is willing to secure (i) its obligations under the Credit Agreement and (ii) its and its Subsidiaries’ obligations under Hedging Obligations and Banking Services Obligations by granting Liens on its assets to the Administrative Agent as provided in the Security Documents;
WHEREAS, the Borrower is willing to cause each of the Subsidiary Guarantors to (i) guarantee the Hedging Obligations and Banking Services Obligations and (ii) secure their respective guarantees thereof by granting Liens on their assets to the Administrative Agent as provided in the Security Documents;
WHEREAS, the Lenders and the Issuing Banks are not willing to make Loans or issue or participate in Letters of Credit under the Credit Agreement, and the counterparties to the interest rate hedging arrangements referred to above are not willing to enter into or maintain them, unless (i) the foregoing obligations of the Borrower are secured and guaranteed as described above and (ii) each guarantee thereof is secured by Liens on assets of the relevant Guarantor as provided in the Security Documents; and
WHEREAS, upon any foreclosure or other enforcement of the Security Documents, the net proceeds of the relevant Collateral are to be received by or paid over to the Administrative Agent and applied as provided herein;
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.Definitions.
(a)    Terms Defined in Credit Agreement. Terms defined in the Credit Agreement and not otherwise defined in subsection (b) or (c) of this Section have, as used herein, the respective meanings provided for therein.
(b)    Terms Defined in UCC. As used herein, each of the following terms has the meaning specified in the UCC:

Term	UCC
Account	9-102
Authenticate	9-102
Certificated Security	8-102
Chattel Paper	9-102
Commercial Tort Claim	9-102
Commodity Account	9-102
Commodity Customer	9-102
Deposit Account	9-102
Document	9-102
Entitlement Holder	8-102
Entitlement Order	8-102
Equipment	9-102
Financial Asset	8-102 & 103
General Intangibles	9-102
Instrument	9-102
Inventory	9-102
Investment Property	9-102
Letter-of-Credit Right	9-102
Record	9-102
Securities Account	8-501
Securities Intermediary	8-102
Security	8-102 & 103
Security Entitlement	8-102
Supporting Obligations	9-102
Uncertificated Security	8-102

(c)    Additional Definitions. The following additional terms, as used herein, have the following meanings:
“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Cash Distributions” means dividends, interest and other distributions and payments (including proceeds of liquidation, sale or other disposition) made or received in cash upon or with respect to any Collateral.
“Collateral” means all property, whether now owned or hereafter acquired, on which a Lien is granted or purports to be granted to the Administrative Agent pursuant to the Security

Documents. When used with respect to a specific Grantor, the term “Collateral” means all its property on which such a Lien is granted or purports to be granted.
“Collateral Accounts” means the Controlled Deposit Accounts and the Controlled Securities Accounts.
“Contingent Secured Obligation” means, at any time, any Secured Obligation (or portion thereof) that is contingent in nature at such time, including any Secured Obligation that is:
(i)    an obligation to reimburse an Issuing Bank for drawings not yet made under a Letter of Credit issued by it;
(ii)    an obligation under a Hedging Agreement to make payments that cannot be quantified at such time;
(iii)    any other obligation (including any guarantee) that is contingent in nature at such time; or
(iv)    an obligation to provide collateral to secure any of the foregoing types of obligations.
“Control” has the meaning specified in UCC Section 8-106, 9-104, 9-105, 9-106 or 9-107, as may be applicable to the relevant Collateral.
“Controlled Deposit Account” means a Deposit Account (i) that is subject to a Deposit Account Control Agreement or (ii) as to which the Administrative Agent is the Depositary Bank’s “customer” (as defined in UCC Section 4-104).
“Controlled Securities Account” means a Securities Account that (i) is maintained in the name of a Grantor at an office of a Securities Intermediary located in the United States and (ii) together with all Financial Assets credited thereto and all related Security Entitlements, is subject to a Securities Account Control Agreement among such Grantor, the Administrative Agent and such Securities Intermediary.
“Copyright License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right to use, copy, reproduce, distribute, prepare derivative works, display or publish any records or other materials on which a Copyright is in existence or may come into existence, including any agreement identified in Schedule 1 to any Copyright Security Agreement.
“Copyrights” means all the following: (i) all copyrights under the laws of the United States or any other country (whether or not the underlying works of authorship have been published), all registrations and recordings thereof, all copyrightable works of authorship (whether or not published), and all applications for copyrights under the laws of the United

States or any other country, including registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Copyright Security Agreement, (ii) all renewals of any of the foregoing, (iii) all claims for, and rights to sue for, past, present or future infringements of any of the foregoing, and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past, present or future infringements thereof.
“Copyright Security Agreement” means a Copyright Security Agreement, substantially in the form of Exhibit B, executed and delivered by a Grantor in favor of the Administrative Agent for the benefit of the Secured Parties.
“Credit Agreement” means the Credit Agreement dated as of April 2, 2018 by and among Inovalon Holdings, Inc., the financial institutions from time to time parties thereto as lenders, the issuing banks from time to time parties thereto and Morgan Stanley Senior Funding, Inc. as the administrative agent, as the same may be amended, modified, supplemented, restated, amended and restated, or replaced from time to time.
“Deposit Account Control Agreement” means, with respect to any Deposit Account of any Grantor, a Deposit Account Control Agreement among such Grantor, the Administrative Agent and the relevant Depositary Bank in form and substance reasonably satisfactory to the Administrative Agent.
“Depositary Bank” means a bank at which a Controlled Deposit Account is maintained.
“Equity Interest” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Excluded Assets” has the meaning set forth in Section 3(a).
“Excluded Accounts” means (a) payroll and other employee wage and benefit accounts, (b) accounts used to pay Taxes required to be collected, remitted or withheld (including, without limitation, federal and state withholding taxes (including the employer’s share thereof)), (c) escrow, fiduciary or trust accounts in which funds are held for another person who is not a Loan Party in the ordinary course of business and (d) accounts having an average weekly balance of not more than $3,000,000 per month (provided that the aggregate amounts on deposit and the value of the securities in all accounts excluded pursuant to this clause (d) shall not exceed $10,000,000 at any one time), and, in the case of clauses (a) through (d), the funds or other property held in or maintained in any such account.
“Guarantee and Collateral Agreement Supplement” means a Guarantee and Collateral Agreement Supplement, substantially in the form of Exhibit A, signed and delivered to the

Administrative Agent for the purpose of adding a Subsidiary as a party hereto pursuant to Section 21 and/or adding additional property to the Collateral.
“Grantors” means the Borrower and the Guarantors.
“Guarantors” means the Borrower (other than with respect to its own Obligations), each Subsidiary listed on the signature pages hereof under the caption “Guarantors” and each Subsidiary that shall, at any time after the date hereof, become a “Guarantor” pursuant to Section 21.
“Intellectual Property” means all intellectual and similar property of any Grantor of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, and all rights to sue for any infringement, misappropriation or any violation of, and all income, royalties, damages and payments due or payable with respect to, any of the foregoing.
“Intellectual Property Filing” means (i) with respect to any Patent, Patent License, Trademark or Trademark License, the filing of the applicable Patent Security Agreement or Trademark Security Agreement with the United States Patent and Trademark Office, together with an appropriately completed recordation form, and (ii) with respect to any Copyright or exclusive Copyright License, the filing of the applicable Copyright Security Agreement with the United States Copyright Office, together with an appropriately completed recordation form, in each case sufficient to record the Transaction Lien granted to the Administrative Agent in such Recordable Intellectual Property.
“IP Security Agreement” means a Copyright Security Agreement, a Patent Security Agreement or a Trademark Security Agreement.
“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement relating to Intellectual Property to which any Grantor is a party.
“Material Commercial Tort Claim” means a Commercial Tort Claim involving a claim for more than $10,000,000.
“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.
“Non‑Contingent Secured Obligation” means at any time any Secured Obligation (or portion thereof) that is not a Contingent Secured Obligation at such time.

“Non-ECP Guarantor” means each Guarantor other than a Qualified ECP Guarantor.
“Original Grantor” means any Grantor that grants a Lien on any of its assets hereunder on the Closing Date.
“own” refers to the possession of sufficient rights in property to grant a security interest therein as contemplated by UCC Section 9-203, and “acquire” refers to the acquisition of any such rights.
“Patent License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right with respect to any Patent or any invention now or hereafter in existence, whether patentable or not, whether a patent or application for patent is in existence on such invention or not, and whether a patent or application for patent on such invention may come into existence or not, including any agreement identified in Schedule 1 to any Patent Security Agreement.
“Patents” means (i) all letters patent and design letters patent of the United States or any other country and all applications for letters patent or design letters patent of the United States or any other country, including applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Patent Security Agreement, (ii) all reissues, divisions, continuations, continuations in part, revisions and extensions of any of the foregoing, (iii) all claims for, and rights to sue for, past, present or future infringements of any of the foregoing and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past, present or future infringements thereof.
“Patent Security Agreement” means a Patent Security Agreement, substantially in the form of Exhibit C, executed and delivered by a Grantor in favor of the Administrative Agent for the benefit of the Secured Parties.
“Permitted Investments” means any Investments permitted pursuant to Section 7.03(d) of the Credit Agreement.
“Permitted Liens” means (i) the Transaction Liens and (ii) any other Liens on the Collateral permitted to be created or assumed or to exist pursuant to Section 7.03(b) of the Credit Agreement.
“Personal Property Collateral” means all property included in the Collateral except Real Property Collateral.
“Pledged”, when used in conjunction with any type of asset, means at any time an asset of such type that is included (or that creates rights that are included) in the Collateral at such time. For example, “Pledged Equity Interest” means an Equity Interest that is included in the Collateral at such time.

“Post‑Petition Interest” means any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any one or more of the Grantors (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding.
“Proceeds” means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Collateral, including all claims of the relevant Grantor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each applicable Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Real Property Collateral” means all real property included in the Collateral.
“Recordable Intellectual Property” means (i) any Patent registered with the United States Patent and Trademark Office, and any Patent License with respect to a Patent so registered (excluding (A) licenses for off the shelf commercial software and (B) nonexclusive licenses issued upon the purchase of equipment, in each case of (A) and (B), granted in the ordinary course of business and generally available on nondiscriminatory pricing terms), (ii) any Trademark registered with the United States Patent and Trademark Office (excluding any “intent-to-use” trademark application prior to the filing of a “Statement of Use”, “Declaration of Use”, “Amendment to Allege Use” or similar notice with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under Applicable Law), and any Trademark License with respect to a Trademark so registered, (iii) any Copyright registered with the United States Copyright Office and any exclusive Copyright License with respect to a Copyright so registered (excluding (A) licenses for off the shelf commercial software and (B) nonexclusive licenses issued upon the purchase of equipment, in each case of (A) and (B), granted in the ordinary course of business and generally available on nondiscriminatory pricing terms), and (iv) all rights in or under any of the foregoing.
“Release Conditions” means the following conditions for releasing all the Secured Guarantees and terminating all the Transaction Liens:
(i)    all Commitments under the Credit Agreement shall have expired or been terminated;

(ii)    all Non-Contingent Secured Obligations shall have been paid in full; and
(iii)    no Contingent Secured Obligation (other than contingent indemnification and expense reimbursement obligations as to which no claim shall have been asserted) shall remain outstanding;
provided that the condition in clause (iii) shall not apply to outstanding Letters of Credit if (x) no Event of Default has occurred and is continuing and (y) the Borrower has granted to the Administrative Agent, for the benefit of the Revolving Lenders, a security interest in Permitted Investments acceptable to each Issuing Bank having an outstanding Letter of Credit (or causes a bank acceptable to each such Issuing Bank to issue a letter of credit naming the Administrative Agent as beneficiary) in an amount exceeding one hundred and five percent (105%) of the L/C Obligations (plus any accrued and unpaid interest thereon) as of the date of such termination, on terms and conditions and pursuant to documentation reasonably satisfactory to each such Issuing Bank.
“Secured Agreement”, when used with respect to any Secured Obligation, refers collectively to each instrument, agreement or other document that sets forth obligations of the Borrower, obligations of a guarantor and/or rights of the holder with respect to such Secured Obligation.
“Secured Guarantee” means, with respect to each Guarantor, its guarantee of the Secured Obligations under Section 2 hereof or Section 1 of a Guarantee and Collateral Agreement Supplement.
“Secured Obligations” means (i) all principal of all Loans and Reimbursement Obligations outstanding from time to time under the Credit Agreement, all interest (including Post‑Petition Interest) on such Loans and Reimbursement Obligations and all other amounts now or hereafter payable by the Borrower pursuant to the Loan Documents and (ii) all Banking Services Obligations and Hedging Obligations. Anything to the contrary contained in the foregoing notwithstanding, the Secured Obligations shall exclude any Excluded Swap Obligation.
“Secured Parties” means the holders from time to time of the Secured Obligations.
“Securities Account Control Agreement” means, when used with respect to a Securities Account, a Securities Account Control Agreement among the relevant Securities Intermediary, the relevant Grantor and the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent.
“Security Documents” means this Agreement, the Guarantee and Collateral Agreement Supplements, the Deposit Account Control Agreements, the Securities Account Control Agreements, the Mortgages, the IP Security Agreements and all other supplemental or additional security agreements, control agreements, mortgages or similar instruments delivered pursuant to the Loan Documents.

“Trademark License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right to use any Trademark, including any agreement identified in Schedule 1 to any Trademark Security Agreement.
“Trademarks” means: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, brand names, trade dress, prints and labels on which any of the foregoing have appeared or appear, package and other designs, and all other source or business identifiers, and all general intangibles of like nature, and the rights in any of the foregoing which arise under Applicable Law, whether registered or not, (ii) the goodwill of the business symbolized thereby or associated with each of them, (iii) all registrations and applications in connection therewith, including registrations and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Trademark Security Agreement, (iv) all renewals of any of the foregoing, (v) all claims for, and rights to sue for, past, present or future infringements of any of the foregoing and (vi) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past, present or future infringements thereof.
“Trademark Security Agreement” means a Trademark Security Agreement, substantially in the form of Exhibit D, executed and delivered by a Grantor in favor of the Administrative Agent for the benefit of the Secured Parties.
“Transaction Liens” means the first priority Liens granted by the Grantors under the Security Documents.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non‑perfection or the priority of any Transaction Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non‑perfection or priority.
SECTION 2.     Guarantees by Guarantors.
(a)    Secured Guarantees. Each Guarantor unconditionally guarantees the full and punctual payment of each Secured Obligation when due (whether at stated maturity, upon acceleration or otherwise). If the Borrower or any Subsidiary thereof fails to pay any Secured Obligation punctually when due, each other Guarantor agrees that it will forthwith on demand pay the amount not so paid at the place and in the manner specified in the relevant Secured Agreement.

(b)    Secured Guarantees Unconditional. The obligations of each Guarantor under its Secured Guarantee shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
(i)    any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower, any other Guarantor or any other Person under any Secured Agreement, by operation of law or otherwise;
(ii)    any modification or amendment of or supplement to any Secured Agreement;
(iii)    any release, impairment, non‑perfection or invalidity of any direct or indirect security for any obligation of the Borrower, any other Guarantor or any other Person under any Secured Agreement;
(iv)    any change in the corporate existence, structure or ownership of the Borrower, any other Guarantor or any other Person or any of their respective subsidiaries, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, any other Guarantor or any other Person or any of their assets or any resulting release or discharge of any obligation of the Borrower, any other Guarantor or any other Person under any Secured Agreement;
(v)    the existence of any claim, set‑off or other right that such Guarantor may have at any time against the Borrower, any other Guarantor, any Secured Party or any other Person, whether in connection with the Loan Documents or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
(vi)    any invalidity or unenforceability relating to or against the Borrower, any other Guarantor or any other Person for any reason of any Secured Agreement, or any provision of Applicable Law or regulation purporting to prohibit the payment of any Secured Obligation by the Borrower, any other Guarantor or any other Person;
(vii)    any other act or omission to act or delay of any kind by the Borrower, any other Guarantor, any other party to any Secured Agreement, any Secured Party or any other Person, or any other circumstance whatsoever that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of or defense to any obligation of any Guarantor hereunder, other than satisfaction of the Release Conditions; or
(viii)    any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of any obligation or any Secured Party’s rights with respect thereto.
(c)    Release of Secured Guarantees.

(i)     Subject to Section 10.14 of the Credit Agreement, all the Secured Guarantees will be released when all the Release Conditions are satisfied. If at any time any payment of a Secured Obligation is rescinded or must be otherwise restored or returned upon the insolvency or receivership of the Borrower or otherwise, the Secured Guarantees shall be reinstated with respect thereto as though such payment had been due but not made at such time.
(ii)     If any Subsidiary Guarantor shall cease to be a Restricted Subsidiary (including upon the consummation of any voluntary liquidation or dissolution of such Subsidiary Guarantor in accordance with Section 7.03(c) of the Credit Agreement), such Subsidiary Guarantor shall automatically be released from the Secured Guarantee applicable to such Subsidiary Guarantor and from any and all obligations thereunder; provided that, if so required by the terms of the Credit Agreement, the Required Lenders shall have consented to such transaction resulting in a Subsidiary Guarantor ceasing to be a Restricted Subsidiary and the terms of such consent shall not have provided otherwise.
(iii)     In connection with any termination or release pursuant to this Section 2(c) and Section 10.14 of the Credit Agreement, the Administrative Agent will, at the Borrower’s expense, execute and deliver to Borrower all documents that Borrower reasonably requests to evidence such termination, provided that the Borrower shall have provided the Administrative Agent with a certificate of a Responsible Officer of the Borrower certifying that such release is permitted (or not prohibited) under the terms of the Credit Agreement and such other certifications or documents as the Administrative Agent may reasonably request. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.
(d)    Waiver by Guarantors. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other Guarantor or any other Person.
(e)    Subrogation. A Guarantor that makes a payment with respect to a Secured Obligation hereunder shall be subrogated to the rights of the payee against the Borrower with respect to such payment; provided that no Guarantor shall enforce any payment by way of subrogation against the Borrower, or by reason of contribution against any other guarantor of such Secured Obligation, until all the Release Conditions have been satisfied.
(f)    Stay of Acceleration. If acceleration of the time for payment of any Secured Obligation by the Borrower is stayed by reason of the insolvency or receivership of the Borrower or otherwise, all Secured Obligations otherwise subject to acceleration under the terms of any Secured Agreement shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent.
(g)    Right of Set‑Off. If any Secured Obligation is not paid promptly when due (after the passage of any applicable grace period set forth in any of the Loan Documents), each of the

Secured Parties and their respective Affiliates is authorized, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Secured Party or Affiliate to or for the credit or the account of any Guarantor against the obligations of such Guarantor under its Secured Guarantee, irrespective of whether or not such Secured Party shall have made any demand thereunder and although such obligations may be unmatured. The rights of each Secured Party under this subsection are in addition to all other rights and remedies (including other rights of set-off) that such Secured Party may have.
(h)    Continuing Guarantee. Each Secured Guarantee is a continuing guarantee, shall be binding on the relevant Guarantor and its successors and assigns, and shall be enforceable by the Administrative Agent or the Secured Parties. If all or part of any Secured Party’s interest in any Secured Obligation is assigned or otherwise transferred, the transferor’s rights under each Secured Guarantee, to the extent applicable to the obligation so transferred, shall automatically be transferred with such obligation.
(i)    Limitation on Obligations of Subsidiary Guarantor. The obligations of each Subsidiary Guarantor under its Secured Guarantee shall be limited to an aggregate amount equal to the largest amount that would not render such Secured Guarantee subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of Applicable Law.
SECTION 3.     Grant of Transaction Liens.
(a)    The Borrower, in order to secure the Secured Obligations (including the Secured Guarantee thereof), and each Guarantor listed on the signature pages hereof, in order to secure its Secured Guarantee, grants to the Administrative Agent for the benefit of the Secured Parties a continuing security interest in all the following property of the Borrower or such Guarantor, as the case may be, whether now owned or existing or hereafter acquired or arising and regardless of where located:
(i)    all Accounts;
(ii)    all Chattel Paper;
(iii)    all cash and Deposit Accounts;
(iv)    all Documents;
(v)    all Equipment;
(vi)    all General Intangibles (including (x) any Equity Interests in other Persons that do not constitute Investment Property and (y) any Intellectual Property);
(vii) all Instruments;
(viii) all Inventory;

(ix)     all Investment Property;
(x)     the Commercial Tort Claims described in Schedule 3;
(xi)     all Letter-of-Credit Rights;
(xii) all books and records (including customer lists, credit files, computer programs, printouts and other computer materials and records) of such Grantor pertaining to any of its Collateral;
(xiii) such Grantor’s ownership interest in (1) its Collateral Accounts, (2) all Financial Assets credited to its Collateral Accounts from time to time and all Security Entitlements in respect thereof, (3) all cash held in its Collateral Accounts from time to time and (4) all other money in the possession of the Administrative Agent; and
(xiv) all Proceeds of the Collateral described in the foregoing clauses (i) through (xiii);
provided that notwithstanding anything to the contrary in any Loan Document, the following property is excluded from the foregoing security interests: (i) any fee-owned real property with a fair market value of less than $10,000,000 and all leasehold interests in real property; (ii) motor vehicles, aircrafts and other assets subject to certificates of title (except to the extent perfection can be accomplished through the filing of UCC-1 financing statements); (iii) Letter-of-Credit Rights with a value of less than $5,000,000 (except to the extent perfection can be accomplished through the filing of UCC-1 financing statements) and Commercial Tort Claims reasonably expected to result in a recovery of less than $10,000,000 individually; (iv) any property or asset to the extent that such grant of a security interest is (A) prohibited by Applicable Law or (B) requires governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), after giving effect to any applicable anti-assignment provision of the UCC or other Applicable Law and other than proceeds thereof to the extent that the assignment of the same is effective under the UCC or other Applicable Law notwithstanding such consent or restriction; (v) margin stock and Equity Interests in captive insurance Subsidiaries, special purpose entities used for permitted securitization facilities, not for profit Subsidiaries and Unrestricted Subsidiaries; (vi) interests in joint ventures and non-wholly-owned subsidiaries (A) which cannot be pledged without the consent of one or more third parties other than the Borrower or any of its Subsidiaries (after giving effect to the Acquisition and any applicable anti-assignment provision of the UCC or other Applicable Law) and/or (B) the pledge of which could give rise to a “right of first refusal”, a “right of first offer” or a similar right that may be exercised by any third party other than the Borrower or any of its wholly-owned Subsidiaries; (vii) any lease, permit, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, permit, license or agreement or purchase money arrangement or create a right of termination in favor of, or require the consent of, any other party thereto (other than the Borrower or any of its Subsidiaries) after giving effect to the applicable anti-assignment provisions of the UCC, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition; (viii) those assets to the extent the granting of such security interest would result in material and adverse tax consequences as reasonably determined by the Borrower and the Administrative Agent, or as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby; (ix) more than sixty-five percent (65%) of the Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of any CFC or CFC Holdco; (x) any of the Capital Stock of a Subsidiary of a CFC or CFC Holdco, (xi) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the UCC; (xii) any “intent-to-use” trademark application prior to the filing of a “Statement of Use”, “Declaration of Use”, “Amendment to Allege Use” or similar notice with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under Applicable Law and (xiii)  any acquired property (including property acquired through acquisition or merger of another entity, but excluding certain assets to be mutually agreed) if at the time of such acquisition the granting of a security interest therein or the pledge thereof is prohibited by any contract or other agreement (in each case, not created in contemplation thereof) to the extent and for so long as such contract or other agreement prohibits such security interest or pledge (after giving effect to the applicable anti-assignment provisions of the UCC, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, the foregoing described in clauses (i) through (xiii) are, collectively, the “Excluded Assets”).
(b)    With respect to each right to payment or performance included in the Collateral from time to time, the Transaction Lien granted therein includes a continuing security interest in (i) any Supporting Obligation that supports such payment or performance and (ii) any Lien that (x) secures such right to payment or performance or (y) secures any such Supporting Obligation.
(c)    The Transaction Liens are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of any Grantor with respect to any of the Collateral or any transaction in connection therewith.
SECTION 4.     General Representations and Warranties. Each Grantor represents and warrants that:
(a)    Such Grantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
(b)    With respect to each Original Grantor, Schedule 1 lists, as of the Closing Date, a description of the corporate structure of each Original Grantor and its Subsidiaries and any other

Person in which each Original Grantor holds an Equity Interest in excess of ten percent (10.0%) and accurately sets forth, as of the Closing Date, the authorized, issued and outstanding shares of each class of Capital Stock of each Original Grantor and each of its Subsidiaries and the owners of such shares (on a fully-diluted basis).
(c)    With respect to each Original Grantor, Schedule 2 lists, as of the Closing Date, (i) all Securities owned by such Grantor (except Securities evidencing Equity Interests in Subsidiaries and Affiliates) and (ii) all Securities Accounts (other than any one or more Securities Accounts comprising Financial Assets of less than $3,000,000) to which Financial Assets are credited in respect of which such Grantor owns Security Entitlements.
(d)    Such Grantor owns no Commodity Account in respect of which such Grantor is the Commodity Customer.
(e)    All Pledged Equity Interests owned by such Grantor are owned by it free and clear of any Lien other than (i) the Transaction Liens, (ii) any inchoate tax liens and (iii) any Liens permitted under Section 7.03(b) of the Credit Agreement. All shares of Capital Stock included in such Pledged Equity Interests (including shares of Capital Stock in respect of which such Grantor owns a Security Entitlement) have been duly authorized and validly issued and are fully paid and non‑assessable. None of such Pledged Equity Interests is subject to any option to purchase or similar right of any Person. Such Grantor is not party to or otherwise bound by any agreement (except the Loan Documents and except as permitted under the Credit Agreement) which restricts in any manner the rights of any present or future holder of any Pledged Equity Interest with respect thereto.
(f)    Such Grantor has (i) legal title to all its Collateral (tangible and intangible, real or personal) owned by it or (ii) a valid leasehold interest in all of its material leased assets, except, in the case of (i) and (ii), for minor defects in title that do not interfere with its ability to conduct its business as currently conducted, and all such assets and property are free and clear of all Liens, except for Permitted Liens. As of the date hereof, Schedule 1 to each IP Security Agreement sets forth a true and accurate list of (i) all United States registrations of and applications for Patents, Trademarks (other than intent-to-use applications), and Copyrights owned by any Grantor that are registered or applied-for in the United States Patent and Trademark Office or United States Copyright Office and (ii) all exclusive Copyright Licenses. Such Grantor owns, or is licensed to use, all Intellectual Property material to the operation of its business, and the conduct thereof, including the use of such Intellectual Property by such Grantor, to the best of such Grantor’s knowledge, does not infringe upon the rights of any other Person.
(g)    Such Grantor has not performed any acts that are reasonably likely to prevent the Administrative Agent from enforcing any of the provisions of the Security Documents or that would limit the Administrative Agent in any such enforcement. No financing statement, security agreement, mortgage or similar or equivalent document or instrument covering all or part of the Collateral owned by such Grantor is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect or record a Lien on such Collateral, except financing statements, mortgages or other similar or equivalent documents with respect to Permitted Liens.

After the Closing Date, no Collateral owned by such Grantor will be in the possession or under the Control of any other Person having a claim thereto or security interest therein, other than a Permitted Lien.
(h)    The Transaction Liens on all Personal Property Collateral owned by such Grantor (i) have been validly created, (ii) will attach to each item of such Collateral on the Closing Date (or, if such Grantor first obtains rights thereto on a later date, on such later date) and (iii) when so attached, will secure all the Secured Obligations or such Grantor’s Secured Guarantee, as the case may be.
(i)    When the relevant Mortgages have been duly executed and delivered, the Transaction Liens on all Real Property Collateral owned by such Grantor as of the Closing Date will have been validly created and will secure all the Secured Obligations or such Grantor’s Secured Guarantee, as the case may be. When such Mortgages have been duly recorded, such Transaction Liens will rank prior to all other Liens (except Permitted Liens) on such Real Property Collateral.
(j)    [Reserved].
(k)    When UCC financing statements describing the Personal Property Collateral as “all personal property” have been filed in the appropriate filing offices, the Transaction Liens will constitute perfected security interests in the Personal Property Collateral owned by such Grantor to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all Liens and rights of others therein (except Permitted Liens). When, in addition to the filing of such UCC financing statements, the applicable Intellectual Property Filings have been made with respect to such Grantor’s Recordable Intellectual Property (including any future filings required pursuant to Sections 5(a) and 6(a)), the Transaction Liens will constitute perfected security interests in all right, title and interest of such Grantor in its Recordable Intellectual Property to the extent that security interests therein may be perfected by such filings, prior to all Liens and rights of others therein (except Permitted Liens). Except for (i) the filing of such UCC financing statements and (ii) such Intellectual Property Filings, no registration, recordation or filing with any governmental body, agency or official is required in connection with the execution or delivery of the Security Documents or is necessary for the validity or enforceability thereof or for the perfection or due recordation of the Transaction Liens or for the enforcement of the Transaction Liens.
(l)    Such Grantor has taken, and will continue to take, all actions necessary under the UCC to perfect its interest in any Accounts or Chattel Paper purchased or otherwise acquired by it, as against its assignors and creditors of its assignors.
(m)    Such Grantor’s Collateral is insured as required by the Credit Agreement.
(n)    All of such Grantor’s Inventory has or will have been produced in compliance in all material respects with the applicable requirements of the Fair Labor Standards Act, as amended.

SECTION 5.     Further Assurances; General Covenants. Each Grantor covenants as follows:
(a)    Such Grantor will, from time to time, at the Borrower’s expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including any Intellectual Property Filing with respect to Recordable Intellectual Property) that from time to time may be reasonably necessary or desirable, or that the Administrative Agent may reasonably request, in order to:
(i)    create, preserve, perfect, confirm or validate the Transaction Liens on such Grantor’s Collateral;
(ii)    in the case of Pledged Instruments evidencing Indebtedness for borrower money in a principal amount of $10,000,000 or more, Pledged Deposit Accounts, Pledged Investment Property and Pledged Letter-of-Credit Rights, cause the Administrative Agent to have Control thereof;
(iii)     enable the Administrative Agent and the other Secured Parties to obtain the full benefits of the Security Documents; or
(iv) enable the Administrative Agent to exercise and enforce any of its rights, powers and remedies with respect to any of such Grantor’s Collateral, subject to the exceptions and exclusions in the Loan Documents.
Such Grantor authorizes the Administrative Agent to execute and file such financing statements or continuation statements in such jurisdictions with such descriptions of collateral (including “all assets” or “all personal property” or other words to that effect) and other information set forth therein as the Administrative Agent may deem necessary or desirable for the purposes set forth in the preceding sentence. Each Grantor also ratifies its authorization for the Administrative Agent to file in any such jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof. The Administrative Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interests granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party. The Borrower will pay the costs of, or incidental to, any Intellectual Property Filings and any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto.
(b)    Such Grantor will not (i) change its name or organizational form or structure, (ii) change its location (determined as provided in UCC Section 9‑307) or (iii) except in connection with Permitted Liens, become bound, as provided in UCC Section 9‑203(d) or otherwise, by a security agreement entered into by another Person unless it shall have given the Administrative Agent at least thirty (30) days prior notice thereof and shall have delivered to the Administrative Agent all other documents reasonably requested by the Administrative Agent.

(c)    Reserved.
(d)    If any portion of its Collateral in excess of $10,000,000 is in the possession or control of a warehouseman, bailee or agent at any time, such Grantor will, upon Administrative Agent’s reasonable request, (i) notify such warehouseman, bailee or agent of the relevant Transaction Liens and (ii) instruct such warehouseman, bailee or agent to hold all such Collateral for the Administrative Agent’s account subject to the Administrative Agent’s instructions (which shall permit such Collateral to be removed by such Grantor in the ordinary course of business until the Administrative Agent notifies such warehouseman, bailee or agent that an Event of Default has occurred and is continuing).
(e)    Such Grantor will not sell, lease, exchange, assign or otherwise dispose of, or grant any option with respect to, any of its Collateral; provided that such Grantor may do any of the foregoing unless (i) doing so would violate a covenant in the Credit Agreement or (ii) an Event of Default shall have occurred and be continuing and either (A) the Administrative Agent shall have notified such Grantor that its right to do so is terminated, suspended or otherwise limited or (B) the maturity of any or all of the Secured Obligations shall have been accelerated. Concurrently with any sale, lease or other disposition (except a sale or disposition to another Grantor or a lease) permitted by the foregoing proviso, the Transaction Liens on the assets sold or disposed of (but not in any Proceeds arising from such sale or disposition) will be released and cease immediately without any action by the Administrative Agent or any other Secured Party. The Administrative Agent will, at the Borrower’s expense, execute and deliver to the relevant Grantor such documents as such Grantor shall reasonably request to evidence the fact that any asset so sold or disposed of is no longer subject to a Transaction Lien.
(f)    Such Grantor will, promptly upon request, provide to the Administrative Agent all information and evidence concerning such Grantor’s Collateral that the Administrative Agent may reasonably request from time to time to enable it to enforce the provisions of the Security Documents.
(g)    [Reserved].
(h)    Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, no Grantor shall be required to complete any filings or take any other action with respect to the perfection of security interests created thereby in any jurisdiction outside of the United States.
SECTION 6    . Recordable Intellectual Property. Each Grantor covenants as follows:
(a)    On the Closing Date (in the case of an Original Grantor) or the date on which it signs and delivers its first Guarantee and Collateral Agreement Supplement (in the case of any other Grantor), such Grantor will sign and deliver to the Administrative Agent IP Security Agreements with respect to all Recordable Intellectual Property then owned by it. Within forty-five (45) days after each fiscal quarter thereafter, it will sign and deliver to the Administrative Agent an appropriate IP Security Agreement covering any Recordable Intellectual Property owned by it on the end of such fiscal quarter that is not covered by any previous IP Security

Agreement so signed and delivered by it. In each case, it will promptly make all Intellectual Property Filings necessary to record the Transaction Liens on such Recordable Intellectual Property.
(b)    Such Grantor will notify the Administrative Agent promptly if it knows that any application or registration relating to any Recordable Intellectual Property owned or licensed by it that is material to its business may become abandoned or dedicated to the public, or of any adverse, final and non-appealed determination (including any final and non-appealed adverse determination in any proceeding in the United States Copyright Office, the United States Patent and Trademark Office or any court) regarding such Grantor’s ownership of such Recordable Intellectual Property, its right to register or patent the same, or its right to keep and maintain the same, except where such application or registration would not reasonably be expected to result in a Material Adverse Effect. If any of such Grantor’s rights to any Recordable Intellectual Property are infringed, misappropriated or diluted in any respect by a third party (except where action would not reasonably be expected to result in a Material Adverse Effect), such Grantor will notify the Administrative Agent within thirty (30) days after it learns thereof and will, unless such Grantor shall reasonably determine that such action would be of negligible value, economic or otherwise, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Recordable Intellectual Property.
(c)    Upon the occurrence and during the continuance of an Event of Default, if requested by Administrative Agent, each Grantor shall use commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License that constitutes Recordable Intellectual Property under which such Grantor is a licensee to effect the assignment of all such Grantor’s right, title and interest thereunder to the Administrative Agent, for the ratable benefit of the Secured Parties, or its designee.
SECTION 7.     Investment Property. Each Grantor represents, warrants and covenants as follows:
(a)    Certificated Securities. On the Closing Date (in the case of an Original Grantor) or the date on which it signs and delivers its first Guarantee and Collateral Agreement Supplement (in the case of any other Grantor), such Grantor will deliver to the Administrative Agent as Collateral hereunder all certificates representing Pledged Certificated Securities then owned by such Grantor. Thereafter, whenever such Grantor acquires any other certificate representing a Pledged Certificated Security, such Grantor will promptly deliver such certificate to the Administrative Agent as Collateral hereunder. For the avoidance of doubt, the provisions of this subsection are subject to the limitation set forth in Section 7(j).
(b)    [Reserved].
(c)    Security Entitlements. Within ninety (90) days (or such longer period agreed to by the Administrative Agent in its discretion) of the Closing Date (in the case of an Original

Grantor) or the date on which it signs and delivers its first Guarantee and Collateral Agreement Supplement (in the case of any other Grantor), such Grantor will, with respect to each Security Entitlement then owned by it, enter into (and cause the relevant Securities Intermediary to enter into) a Securities Account Control Agreement in respect of such Security Entitlement and the Securities Account to which the underlying Financial Asset is credited and will deliver such Securities Account Control Agreement to the Administrative Agent (which shall enter into the same); provided, however, that obligations set forth in this Section shall not apply to Excluded Accounts, Financial Assets credited thereto or to related Security Entitlements. Thereafter, whenever such Grantor acquires any other Security Entitlement, such Grantor will, as promptly as practicable, cause the underlying Financial Asset to be credited to a Controlled Securities Account.
(d)    Perfection as to Certificated Securities. When such Grantor delivers the certificate representing any Pledged Certificated Security owned by it to the Administrative Agent and complies with Section 7(h) in connection with such delivery, (i) the Transaction Lien on such Pledged Certificated Security will be perfected, subject to no prior Liens or rights of others (other than Permitted Liens), (ii) the Administrative Agent will have Control of such Pledged Certificated Security and (iii) assuming Administrative Agent does not have notice of any adverse claim to such Pledged Certificated Security, the Administrative Agent will be a protected purchaser (within the meaning of UCC Section 8‑303) thereof.
(e)    [Reserved].
(f)    Perfection as to Security Entitlements. So long as the Financial Asset underlying any Security Entitlement owned by such Grantor is credited to a Controlled Securities Account, (i) the Transaction Lien on such Security Entitlement will be perfected, subject to no prior Liens or rights of others (except Liens and rights of the relevant Securities Intermediary that are Permitted Liens), (ii) the Administrative Agent will have Control of such Security Entitlement and (iii) assuming Administrative Agent acquires such Security Entitlement without notice of any adverse claim thereto, no action based on an adverse claim to such Security Entitlement or such Financial Asset, whether framed in conversion, replevin, constructive trust, equitable lien or other theory, may be asserted against the Administrative Agent or any other Secured Party.
(g)    Agreement as to Applicable Jurisdiction. In respect of all Security Entitlements owned by such Grantor, and all Securities Accounts to which the related Financial Assets are credited, the Securities Intermediary’s jurisdiction (determined as provided in UCC Section 8‑110(e)) will at all times be located in the United States.
(h)    Delivery of Pledged Certificates and Instruments. All certificates representing Pledged Certificated Securities and all Instruments required to be delivered hereunder, when delivered to the Administrative Agent, will be in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, all in form and substance reasonably satisfactory to the Administrative Agent.

(i)    Communications. Each Grantor will promptly give to the Administrative Agent copies of any notices and other communications received by it with respect to (i) Pledged Securities registered in the name of such Grantor or its nominee and (ii) Pledged Security Entitlements as to which such Grantor is the Entitlement Holder.
(j)    Certificated Securities Constituting Excluded Assets. For the avoidance of doubt, no Grantor will be obligated to comply with the provisions of this Section at any time with respect to any Certificated Security if and to the extent (but only to the extent) that such Certificated Security constitutes an Excluded Asset as defined in Section 3(a) and/or the comparable provisions of one or more Guarantee and Collateral Agreement Supplements.
(k)    Compliance with Applicable Foreign Laws. If and so long as the Collateral includes (i) any Equity Interest in, or other Investment Property issued by, a legal entity organized under the laws of a jurisdiction outside the United States or (ii) any Security Entitlement in respect of a Financial Asset issued by such a foreign legal entity, the relevant Grantor will upon request of the Administrative Agent take all such action as may be required under the laws of such foreign jurisdiction to ensure that the Transaction Lien on such Collateral ranks prior to all Liens and rights of others therein other than Liens permitted pursuant to Section 7.03(b)(vii) of the Credit Agreement.
(l)    Certification of Limited Liability Company and Partnership Interests. Any limited liability company and any partnership controlled by any Grantor shall either (a) not include in its operative documents any provision that any Equity Interests in such limited liability company or such partnership be a “security” as defined under Article 8 of the Uniform Commercial Code, or (b) certificate any Capital Stock in any such limited liability company or such partnership. To the extent an interest in any limited liability company or partnership controlled by any Grantor and pledged hereunder is certificated or becomes certificated, each such certificate shall be delivered to the Administrative Agent pursuant to Section 7(a) (subject to Section 7(j)) and such Grantor shall fulfill all other requirements under Section 7 applicable in respect thereof.
SECTION 8.     Deposit Accounts. Each Grantor represents, warrants and covenants as follows:
(a)    Within ninety (90) days (or such longer period agreed to by the Administrative Agent in its discretion) of the Closing Date (in the case of an Original Grantor) or the date on which it signs and delivers its first Guarantee and Collateral Agreement Supplement (in the case of any other Grantor), such Grantor will, with respect to each Deposit Account then owned by it, enter into (and cause the relevant Depositary Bank to enter into) a Deposit Account Control Agreement in respect of such Deposit Account and will deliver such Deposit Account Control Agreement to the Administrative Agent (which shall enter into the same); provided, however, that obligations set forth in this Section shall not apply to Excluded Accounts.
(b)    All cash owned by such Grantor will be deposited, upon or promptly after the receipt thereof, in one or more Controlled Deposit Accounts or in an Excluded Account.

(c)    In respect of each Controlled Deposit Account, the Depositary Bank’s jurisdiction (determined as provided in UCC Section 9-304) will at all times be a jurisdiction in which Article 9 of the Uniform Commercial Code is in effect.
(d)    So long as the Administrative Agent has Control of a Controlled Deposit Account, the Transaction Lien on such Controlled Deposit Account will be perfected, subject to no prior Liens or rights of others (except any Permitted Liens and the Depositary Bank’s right to deduct its normal operating charges and any uncollected funds previously credited thereto).
SECTION 9.     [Reserved].
SECTION 10.     Commercial Tort Claims. Each Grantor represents, warrants and covenants as follows:
(a)    In the case of an Original Grantor, Schedule 3 lists each Material Commercial Tort Claim with respect to which such Original Grantor is the claimant as of the Closing Date. In the case of any other Grantor, Schedule 3 to its first Guarantee and Collateral Agreement Supplement will list each Material Commercial Tort Claim with respect to which such Grantor is the claimant as of the date on which it signs and delivers such Guarantee and Collateral Agreement Supplement.
(b)    If any Grantor acquires a Material Commercial Tort Claim after the Closing Date (in the case of an Original Grantor) or the date on which it signs and delivers its first Guarantee and Collateral Agreement Supplement (in the case of any other Grantor), such Grantor will promptly sign and deliver to the Administrative Agent a Guarantee and Collateral Agreement Supplement granting a security interest in such Commercial Tort Claim to the Administrative Agent for the benefit of the Secured Parties.
SECTION 11.     Transfer of Record Ownership. At any time when an Event of Default shall have occurred and be continuing, the Administrative Agent may (and to the extent that action by it is required, the relevant Grantor, if directed to do so by the Administrative Agent, will as promptly as practicable) cause each of the Pledged Securities (or any portion thereof specified in such direction) to be transferred of record into the name of the Administrative Agent or its nominee. Each Grantor will take any and all actions reasonably requested by the Administrative Agent to facilitate compliance with this Section 11. The Administrative Agent will promptly give to the relevant Grantor copies of any notices and other communications received by the Administrative Agent with respect to Pledged Securities registered in the name of the Administrative Agent or its nominee.
SECTION 12.     Right to Vote Securities; Right to Insurance Proceeds. (i) Unless an Event of Default shall have occurred and be continuing, each Grantor will have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to any Pledged Security owned by it and the Financial Asset underlying any Pledged Security Entitlement owned by it, and the Administrative Agent will, upon receiving a written request from such Grantor, as promptly as practicable, deliver to such Grantor or as specified in such request such proxies, powers of attorney, consents, ratifications and waivers in respect of any such Pledged

Security that is registered in the name of, or held by, the Administrative Agent or its nominee or any such Pledged Security Entitlement as to which the Administrative Agent or its nominee is the Entitlement Holder, in each case as shall be specified in such request and be in form and substance reasonably satisfactory to the Administrative Agent.
(b)    If an Event of Default shall have occurred and be continuing, the Administrative Agent will have the exclusive right to the extent permitted by law to vote, to give consents, ratifications and waivers and to take any other action with respect to the Pledged Investment Property, the other Pledged Equity Interests and the Financial Assets underlying the Pledged Security Entitlements, with the same force and effect as if the Administrative Agent were the absolute and sole owner thereof, and each Grantor will take all such action as the Administrative Agent may reasonably request from time to time to give effect to such right.
(c)    Upon the receipt by Administrative Agent of a request from a Grantor that the Administrative Agent (i) turn over the proceeds of any policy of insurance of such Grantor on which the Administrative Agent is named as a loss payee for the benefit of the Secured Parties, or (ii) provide written instructions to the related insurer directing the insurer to pay the proceeds thereof directly to such Grantor or its designee, Administrative Agent shall promptly turn over such proceeds or provide such written instructions in accordance with the request of such Grantor, unless and to the extent (x) such proceeds are required to be applied to the repayment of the Obligations under the Credit Agreement at such time or (y) an Event of Default shall have occurred and be continuing.
SECTION 13.     Cash Distributions. Notwithstanding anything set forth herein to the contrary, unless an Event of Default has occurred and is continuing, each Grantor will have the right to receive and retain all Cash Distributions with respect to assets held in a Collateral Account. In the absence of an Event of Default, assets held in any Collateral Account may, until withdrawn, be invested and reinvested in such Permitted Investments as the relevant Grantor shall request from time to time; provided that if an Event of Default shall have occurred and be continuing, the Administrative Agent may select such Permitted Investments. Cash Distributions with respect to any Pledged Equity Interest or Pledged Indebtedness that is not held in a Collateral Account (whether held in the name of a Grantor or in the name of the Administrative Agent or its nominee) shall be deposited, promptly upon receipt thereof, in a Controlled Deposit Account of the relevant Grantor.
SECTION 14.     Remedies upon Event of Default. (a) If an Event of Default shall have occurred and be continuing, the Administrative Agent may exercise (or cause its sub-agents to exercise) any or all of the remedies available to it (or to such sub-agents) under the Security Documents.
(b)    Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing, the Administrative Agent may exercise on behalf of the Secured Parties all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) with respect to any Personal Property Collateral and, in addition, the Administrative Agent may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, sell or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Administrative Agent may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Collateral. To the maximum extent permitted by Applicable Law, any Secured Party may be the purchaser of any or all of the Collateral at any such sale and (with the consent of the Administrative Agent, which may be withheld in its commercially reasonable discretion) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply all of any part of the Secured Obligations as a credit on account of the purchase price of any Collateral payable at such sale. Upon any such sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Administrative Agent shall not be obliged to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the maximum extent permitted by law, each Grantor hereby waives any claim against any Secured Party arising because the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree. The Administrative Agent may disclaim any warranty, as to title or as to any other matter, in connection with such sale or other disposition, and its doing so shall not be considered adversely to affect the commercial reasonableness of such sale or other disposition.
(c)    If the Administrative Agent sells any of the Collateral upon credit, the Grantors will be credited only with payment actually made by the purchaser, received by the Administrative Agent and applied in accordance with Section 15 hereof. In the event the purchaser fails to pay for the Collateral, the Administrative Agent may resell the same, subject to the same rights and duties set forth herein.
(d)    Notice of any such sale or other disposition shall be given to the relevant Grantor(s) as (and if) required by applicable law and/or Section 17 hereof.

(e)    For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent an irrevocable (until all of the Release Conditions have been satisfied) license (exercisable without payment of royalty or other compensation to the Grantors and subject to any prior rights granted by such Grantor to third parties), to use, license or sublicense any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs (solely to the extent permitted by the relevant licenses therefor) used for the compilation or printout thereof. The use of such license by the Administrative Agent may be exercised only upon the occurrence and during the continuation of an Event of Default; provided, however, that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default.
(f)    The foregoing provisions of this Section shall not apply to Real Property Collateral other than Fixtures as to which such provisions shall apply to the extent such Fixtures are governed by Article 9 of the UCC.
SECTION 15.     Application of Proceeds.
(a)    If at any time any portion of any monies collected or received by the Administrative Agent would, but for the provisions of this Section 15(a), be payable pursuant to Section 12.03 of the Credit Agreement in respect of a Contingent Secured Obligation, the Administrative Agent shall not apply any monies to pay such Contingent Secured Obligation but instead shall request the holder thereof, at least ten (10) days before each proposed distribution hereunder, to notify the Administrative Agent as to the maximum amount of such Contingent Secured Obligation if then ascertainable (e.g., in the case of a letter of credit, the maximum amount available for subsequent drawings thereunder). If the holder of such Contingent Secured Obligation does not notify the Administrative Agent of the maximum ascertainable amount thereof at least two (2) Business Days before such distribution, such holder will not be entitled to share in such distribution. If such holder does so notify the Administrative Agent as to the maximum ascertainable amount thereof, the Administrative Agent will allocate to such holder a portion of the monies to be distributed in such distribution, calculated as if such Contingent Secured Obligation were outstanding in such maximum ascertainable amount. However, the Administrative Agent will not apply such portion of such monies to pay such Contingent Secured Obligation, but instead will hold such monies or invest such monies in Permitted Investments. All such monies and Permitted Investments and all proceeds thereof will constitute Collateral hereunder, but will be subject to distribution in accordance with this Section 15(a) rather than Section 12.03 of the Credit Agreement. The Administrative Agent will hold all such monies and Permitted Investments and the net proceeds thereof in trust until all or part of such Contingent Secured Obligation becomes a Non‑Contingent Secured Obligation, whereupon the Administrative Agent at the request of the relevant Secured Party will apply the amount so held in trust to pay such Non‑Contingent Secured Obligation; provided that, if the other Secured Obligations theretofore paid pursuant to the same clause of Section 12.03 of the Credit

Agreement were not paid in full, the Administrative Agent will apply the amount so held in trust to pay the same percentage of such Non‑Contingent Secured Obligation as the percentage of such other Secured Obligations theretofore paid pursuant to the same clause of Section 12.03 of the Credit Agreement. If (i) the holder of such Contingent Secured Obligation shall advise the Administrative Agent that no portion thereof remains in the category of a Contingent Secured Obligation and (ii) the Administrative Agent still holds any amount held in trust pursuant to this Section 15(a) in respect of such Contingent Secured Obligation (after paying all amounts payable pursuant to the preceding sentence with respect to any portions thereof that became Non‑Contingent Secured Obligations), such remaining amount will be applied by the Administrative Agent in the order of priorities set forth in Section 12.03 of the Credit Agreement.
(b)    In making the payments and allocations required by this Section 15 and Section 12.03 of the Credit Agreement, the Administrative Agent may rely upon information supplied to it pursuant to Section 19(c). All distributions made by the Administrative Agent pursuant to this Section 15 and Section 12.03 of the Credit Agreement shall be final (except in the event of manifest error) and the Administrative Agent shall have no duty to inquire as to the application by any Secured Party of any amount distributed to it.
SECTION 16.     Fees and Expenses; Indemnification. (a) The Borrower will forthwith upon demand pay to the Administrative Agent:
(i)    the amount of any taxes that the Administrative Agent may have been required to pay by reason of the Transaction Liens or to free any Collateral from any other Lien thereon;
(ii)    the amount of any and all reasonable and documented out-of-pocket fees, charges and disbursements of (ii) one primary counsel for the Administrative Agent and its Affiliates and (iii) any local counsel to the Secured Parties retained by the Administrative Agent, limited to one local counsel in each relevant jurisdiction, that the Administrative Agent may incur in connection with (x) the administration or enforcement of the Security Documents, including such expenses as are incurred to preserve the value of the Collateral or the validity, perfection, rank or value of any Transaction Lien, (y) the collection, sale or other disposition of any Collateral or (z) the exercise by the Administrative Agent of any of its rights or powers under the Security Documents;
(iii) the amount of any fees that the Borrower shall have agreed in writing to pay to the Administrative Agent and that shall have become due and payable in accordance with such written agreement; and
(iv) the amount required to defend, protect, indemnify and hold harmless the Administrative Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding, whether or not the Administrative Agent shall be designated a party thereto), whether or not arising in connection with any third party claim, imposed on, incurred by, or asserted against the Administrative Agent in any manner relating to or arising out of the Security Documents, except to the extent that such loss, liability or expense is caused by or results from the Administrative Agent’s willful misconduct or gross negligence with respect to the Security Documents, as determined by the final non-appealed judgment of a court of competent jurisdiction (after giving effect to Sections 18 and 21).
(b)    If any transfer tax, documentary stamp tax or other tax is payable in connection with any transfer or other transaction provided for in the Security Documents, the Borrower will pay such tax and provide any required tax stamps to the Administrative Agent or as otherwise required by law.
(c)    The Borrower shall indemnify each Indemnitee in accordance with Section 10.07(b) of the Credit Agreement. Without limiting the generality of the foregoing, each Grantor waives all rights for contribution and all other rights of recovery with respect to liabilities, losses, damages, costs and expenses arising under or related to Environmental, Health or Safety Requirements of Law that it might have by statute or otherwise against any Indemnitee.
SECTION 17.     Authority to Administer Collateral.
(a)    Each Grantor irrevocably appoints the Administrative Agent its true and lawful attorney, with full power of substitution, in the name of such Grantor, any Secured Party or otherwise, for the sole use and benefit of the Secured Parties, but at the Borrower’s expense, to the extent permitted by law to exercise, at any time and from time to time while an Event of Default shall have occurred and be continuing, all or any of the following powers with respect to all or any of such Grantor’s Collateral:
(i)    to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,
(ii)    to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,
(iii)    to sell, lease, license or otherwise dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Administrative Agent were the absolute owner thereof, and
(iv)    to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto;
provided that, except in the case of Personal Property Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Administrative Agent will give the relevant Grantor at least fifteen (15) days’ prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made. Any such notice shall (v) contain the information specified in UCC Section 9‑613, (vi) be Authenticated and (vii) be sent to the parties required to be notified pursuant to UCC Section 9‑611(c); provided that, if the Administrative Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC.
(b)    The foregoing provisions of this Section shall not apply to Real Property Collateral other than Fixtures as to which such provisions shall apply to the extent such Fixtures are governed by Article 9 of the UCC.
SECTION 18.     Limitation on Duty in Respect of Collateral. Beyond the exercise of reasonable care in the custody and preservation thereof, the Administrative Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Administrative Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Administrative Agent in good faith, except to the extent that such liability arises from the Administrative Agent’s gross negligence or willful misconduct.
SECTION 19.     General Provisions Concerning the Administrative Agent.
(a)    The provisions of Article 11 of the Credit Agreement shall inure to the benefit of the Administrative Agent, and shall be binding upon all Grantors and all Secured Parties, in connection with this Agreement and the other Security Documents. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Security Documents that the Administrative Agent is required in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.03 of the Credit Agreement), and (iii) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Grantor that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be responsible for the existence, genuineness or value of any Collateral or for the validity, perfection, priority or enforceability of any Transaction Lien, whether impaired by operation of law or by reason of any action or omission to act on its part under the Security Documents. The Administrative Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Secured Party.

(b)    Sub-Agents and Related Parties. The Administrative Agent may perform any of its duties and exercise any of its rights and powers through one or more sub-agents appointed by

it. The Administrative Agent and any such sub-agent may perform any of its duties and exercise any of its rights and powers through its Related Parties. The exculpatory provisions of Section 18 and this Section 19 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent.
(c)    Information as to Secured Obligations and Actions by Secured Parties. For all purposes of the Security Documents, including determining the amounts of the Secured Obligations and whether a Secured Obligation is a Contingent Secured Obligation or not, or whether any action has been taken under any Secured Agreement, the Administrative Agent will be entitled to rely on information from (i) its own records for information as to the Credit Parties, their Secured Obligations and actions taken by them, (ii) any Secured Party for information as to its Secured Obligations and actions taken by it, to the extent that the Administrative Agent has not obtained such information from its own records, and (iii) the Borrower, to the extent that the Administrative Agent has not obtained information from the foregoing sources.
(d)    Refusal to Act. The Administrative Agent may refuse to act on any notice, consent, direction or instruction from any Secured Parties or any agent, trustee or similar representative thereof that, in the Administrative Agent’s opinion, (i) is contrary to law or the provisions of any Security Document, (ii) may expose the Administrative Agent to liability (unless the Administrative Agent shall have been indemnified, to its reasonable satisfaction, for such liability by the Secured Parties that gave such notice, consent, direction or instruction) or (iii) is unduly prejudicial to Secured Parties not joining in such notice, consent, direction or instruction.
SECTION 20.     Termination of Transaction Liens; Release of Collateral. (a) The Transaction Liens granted by each Guarantor shall terminate when its Secured Guarantee is released pursuant to Section 2(c).
(b)    The Transaction Liens granted by the Borrower shall terminate when all the Release Conditions are satisfied.
(c)    At any time before the Transaction Liens granted by the Borrower terminate, the Administrative Agent may, at the written request of the Borrower, (i) release any Collateral (but not all or substantially all the Collateral) with the prior written consent of the Required Lenders, (ii) release all or substantially all the Collateral with the prior written consent of all Lenders (except as expressly provided in Section 10.14 of the Credit Agreement (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Collateral Documents)).
(d)    Upon any termination of a Transaction Lien or release of Collateral, the Administrative Agent will, at the expense of the relevant Grantor, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the termination of such Transaction Lien or the release of such Collateral, as the case may be and shall perform such other actions reasonably requested by such Grantor to effect such release, including delivery of certificates, securities and instruments, provided that the Borrower shall have provided the Administrative Agent with a certificate of a Responsible Officer of the Borrower certifying that such release is permitted (or not prohibited) under the terms of the Credit Agreement and such other certifications or documents as the Administrative Agent may reasonably request. Any execution and delivery of documents pursuant to this Section 20 shall be without recourse to or warranty by the Administrative Agent.
SECTION 21.     Additional Guarantors and Grantors. Any Subsidiary may become a party hereto by signing and delivering to the Administrative Agent a Guarantee and Collateral Agreement Supplement, whereupon such Subsidiary shall become a “Guarantor” and a “Grantor” as defined herein.
SECTION 22.     [Reserved].
SECTION 23.     Notices. Each notice, request or other communication given to any party hereunder shall be given in accordance with Section 10.17 of the Credit Agreement, and in the case of any such notice, request or other communication to a Grantor other than the Borrower, shall be given to it in care of the Borrower.
SECTION 24.     No Implied Waivers; Remedies Not Exclusive. No failure by the Administrative Agent or any Secured Party to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under any Security Document shall operate as a waiver thereof; nor shall any single or partial exercise by the Administrative Agent or any Secured Party of any right or remedy under any Loan Document preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies specified in the Loan Documents are cumulative and are not exclusive of any other rights or remedies provided by law.
SECTION 25.     Successors and Assigns. This Agreement is for the benefit of the Administrative Agent and the Secured Parties. If all or any part of any Secured Party’s interest in any Secured Obligation is assigned or otherwise transferred, the transferor’s rights hereunder, to the extent applicable to the obligation so transferred, shall be automatically transferred with such obligation. This Agreement shall be binding on the Grantors and their respective successors and assigns.
SECTION 26.     Amendments and Waivers. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent, with the consent of such Lenders as are required to consent thereto under Section 9.03 of the Credit Agreement. No such waiver, amendment or modification shall (i) be binding upon any Grantor, except with its written consent, or (ii) affect the rights of a Secured Party (other than a Lender) hereunder more adversely than it affects the comparable rights of the Lenders hereunder, without the consent of such Secured Party.
SECTION 27.     Choice of Law; Submission to Jurisdiction; Etc.
(a)    THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b)    EACH OF PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN ANY LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE BORROWER OR ITS RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    EACH OF PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.17 OF THE CREDIT AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
SECTION 28.     Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR
RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 29.     Severability. Any provision in any Security Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Security Documents are declared to be severable.
SECTION 30.     Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Non-ECP Guarantor to honor all of its obligations under this Agreement in respect of Swap Obligations that would otherwise be Excluded Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 30 for the maximum amount of such liability that can be incurred with respect to such Swap Obligations, and otherwise subject to the limitations on the obligations of Guarantors contained in this Agreement, without rendering its obligations under this Section 30, or otherwise under this Agreement voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). This Section 30 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Non-ECP Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
Borrower:

INOVALON HOLDINGS, INC.
By:	/s/ JUNE D. DUCHESNE
	Name:	June D. Duchesne
	Title:	Chief Legal Officer

Guarantors:

INOVALON, INC. AVALERE HEALTH, INC. AVALERE HEALTH, LLC CREEHAN HOLDING CO., INC. CREEHAN & COMPANY CORPORATION BUTLER GROUP HOLDINGS, INC. ABILITY NETWORK HOLDING INC. ABILITY NETWORK INC.

By:	/s/ JUNE D. DUCHESNE
	Name:	June D. Duchesne
	Title:	Chief Legal Officer

Administrative Agent:

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent
By:	/s/ JONATHON RAUEN
	Name:	Jonathon Rauen
	Title:	Authorized Signatory